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EXHIBIT 23

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-07331) pertaining to the Applied Microsystems Corporation 1996 Employee Stock Purchase Plan, the Registration Statement (Form S-8 No. 333-03396) pertaining to the Applied Microsystems Corporation 1990 Stock Benefit Plan, the Applied Microsystems Corporation 1992 Performance Stock Plan, and the Applied Microsystems Corporation Director Stock Option Plan and the Registration Statement (Form S-8 No. 333-14823) pertaining to the Applied Microsystems Corporation 1992 Performance Stock Plan of our report dated February 2, 2000 with respect to the consolidated financial statements and schedule of Applied Microsystems Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1999.


                                       ERNST & YOUNG LLP


Seattle, Washington
March 28, 2000